Exhibit 99.2
CONSENT OF DIRECTOR NOMINEE

I consent to the use of my name as a Director Nominee in the Registration Statement, including in the section thereof entitled “Management,” filed by Dream Finders Homes, Inc. on Form S-1 and each related Prospectus and each further amendments or supplements thereto.

Dated: December 21, 2020

/s/ W. Radford Lovett II
Name: W. Radford Lovett II